EXHIBIT 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2017 Q3 RESULTS

PARK CITY, Utah, July 27, 2017/PRNewswire/-Nutraceutical International Corporation (NASDAQ: NUTR) today reported results for the fiscal 2017 third quarter ended June 30, 2017. Net sales for the fiscal 2017 third quarter were $65.0 million, compared to $60.8 million for the same quarter of fiscal 2016. For the third quarter of fiscal 2017, net income was $1.9 million, or $0.20 diluted earnings per share, compared to net income of $6.0 million, or $0.65 diluted earnings per share, for the same quarter of fiscal 2016. Net income for the third quarter of fiscal 2017 included costs of $2.6 million, or $0.28 per diluted share, related to entering into a definitive merger agreement to be acquired by an affiliate of HGGC, LLC (“HGGC”), a leading middle-market private equity firm.
Net sales for the nine months ended June 30, 2017 were $182.8 million, compared to $176.3 million for the same period of fiscal 2016. For the nine months ended June 30, 2017, net income was $10.5 million, or $1.14 diluted earnings per share, compared to net income of $14.9 million, or $1.59 diluted earnings per share, for the same period of fiscal 2016. Net income for the nine months ended June 30, 2017 included costs of $2.8 million, or $0.30 per diluted share, related to the definitive merger agreement.
Operating cash flow for the nine months ended June 30, 2017 was $16.9 million, compared to $23.5 million for the same period of fiscal 2016. The operating cash flow for the nine months ended June 30, 2017, combined with net borrowings of $7.0 million and existing cash, was primarily used to invest $17.7 million in the acquisition of Zhou Nutrition, to invest $6.5 million in purchases of property, plant and equipment and to pay cash dividends to stockholders of $2.3 million.
Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2017 third quarter net sales growth of 6.8% was primarily driven by our April 2017 acquisition of Zhou Nutrition. Gross profit remained solid at 51.4% for the third quarter. Net income and Adjusted EBITDA for the third quarter were impacted by merger-related costs of $2.6 million. Also, the third quarter included $1.7 million in costs related to the write up of Zhou Nutrition inventory to fair value and $0.4 million in severance costs related to the on-going re-alignment of our marketing, sales and administrative groups. Most channels we serve remain extremely competitive and many channels are evolving due in part to changes in consumer buying patterns.”
Mr. Gay continued, “As always, we remain committed to our employees, to our customers and to our world-wide consumers. We also want to thank our stockholders for their long-term support of our business strategy.”

ABOUT NUTRACEUTICAL
We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers. Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements. We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.
We manufacture and sell nutritional supplements and other natural products under numerous brands, including Solaray®, KAL®, Dynamic Health®, Nature’s Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Zhou Nutrition®, Pioneer®, Nutra BioGenesis®, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals®.
We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™, Cornucopia Community Market™ and Granola’s®. We also own health food stores, which operate under the trade name Fresh Vitamins®.
We manufacture and/or distribute one of the broadest branded product lines in the industry, with approximately 7,500 SKUs, including approximately 750 SKUs exclusively sold internationally. We believe that, as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
This Press Release may be deemed solicitation material in respect of the proposed acquisition of Nutraceutical by an affiliate of HGGC (the “Merger”). In connection with the Merger, Nutraceutical filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on July 24, 2017, and furnished the proxy statement to Nutraceutical’s stockholders beginning on July 24, 2017. Additionally, Nutraceutical will file other relevant materials with the SEC in connection with the proposed transaction.

The materials to be filed by Nutraceutical with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, stockholders also may obtain free copies of the proxy statement from Nutraceutical by contacting Nutraceutical Investor Relations at 1400 Kearns Blvd., 2nd Floor, Park City, UT 84060, telephone number (435) 655-6106 or investor@nutraceutical.com. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER.

PARTICIPANTS IN THE SOLICITATION
Nutraceutical and its directors, executive officers and other members of management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of Nutraceutical’s stockholders in connection with the proposed Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Nutraceutical’s executive officers and directors in the solicitation by reading the proxy statement for its 2017 annual meeting of stockholders and the proxy statement and other relevant materials which may be filed with the SEC in connection with the Merger when and if they become available. Information concerning the interests of Nutraceutical’s participants in the solicitation, which may, in some cases, be different than those of its stockholders generally, are set forth in the proxy statement relating to the Merger. Additional information regarding Nutraceutical’s executive officers and directors in the solicitation is available by reading Nutraceutical’s proxy statement for its 2017 annual meeting of stockholders.

FORWARD LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business as well as with respect to the Merger, including the expected timing of the completion of the Merger and the ability to complete the Merger. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends, our actual results of operations or the actual results of the Merger to be materially different from any future results expressed or implied by these statements. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, including adverse determinations by regulators; (ii) unavailability of desirable acquisitions, inability to complete them or inability to integrate them; (iii) increased costs, including from increased raw material or energy prices; (iv) changes in general worldwide economic or political conditions; (v) adverse publicity or negative consumer perception regarding nutritional supplements; (vi) issues with obtaining raw materials of adequate quality or quantity; (vii) litigation and claims, including product liability, intellectual property and other types; (viii) disruptions from or following acquisitions including the loss of customers; (ix) increased competition; (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel; (xi) the loss of key personnel or the inability to manage our operations efficiently; (xii) problems with information management systems, manufacturing efficiencies and operations, including system interruptions and security/cybersecurity breaches; (xiii) insurance coverage issues; (xiv) the volatility of the stock market generally and of our stock specifically; (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies; and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control. In addition, the actual results of the Merger could vary materially as a result of number of factors, including, but not limited to: (i) the possibility that competing offers will be made; (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; and (iii) the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger. Other factors that may cause actual results of operations or the results of the Merger to differ materially include those set forth in the reports that Nutraceutical files from time to time with the SEC, including its annual report on Form 10-K for the year ended September 30, 2016 and quarterly and current reports on Form 10-Q and 8-K. These forward-looking statements reflect Nutraceutical’s expectations as of the date of this press release. Nutraceutical undertakes no obligation to update the information provided herein. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.
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NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; dollars in thousands)

	June 30, 2017	September 30, 2016
Assets
Current assets, net	$101,069	$93,866
Property, plant and equipment, net	82,184	83,048
Goodwill	38,582	30,925
Other non-current assets, net	34,623	28,016
	$256,458	$235,855
Liabilities and Stockholders' Equity
Current liabilities	$22,971	$20,165
Long-term liabilities	51,250	43,700
Stockholders' equity	182,237	171,990
	$256,458	$235,855

NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; dollars in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016

Net sales	$64,993	$60,836	$182,827	$176,287
Cost of sales	31,600	29,416	89,419	86,430
Gross profit	33,393	31,420	93,408	89,857
Operating expenses
Selling, general and administrative	25,261	21,895	69,317	64,016
Transaction costs related to merger agreement	2,556	—	2,766	—
Amortization of intangible assets	1,357	988	3,183	2,968
Income from operations	4,219	8,537	18,142	22,873
Interest and other expense, net	380	326	1,022	922
Income before provision for income taxes	3,839	8,211	17,120	21,951
Provision for income taxes	1,982	2,182	6,600	7,063
Net income	$1,857	$6,029	$10,520	$14,888
Net income per common share
Basic	$0.20	$0.65	$1.14	$1.59
Diluted	0.20	0.65	1.14	1.59
Weighted average common shares outstanding
Basic	9,246,902	9,310,097	9,235,063	9,390,765
Diluted	9,257,550	9,310,097	9,238,612	9,390,765

NUTRACEUTICAL INTERNATIONAL CORPORATION
ADJUSTED EBITDA SCHEDULE
(unaudited; dollars in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016

Net income	$1,857	$6,029	$10,520	$14,888
Provision for income taxes	1,982	2,182	6,600	7,063
Interest and other expense, net (1)	380	326	1,022	922
Depreciation and amortization	3,821	3,579	10,905	10,599
Adjusted EBITDA (2)	$8,040	$12,116	$29,047	$33,472

(1)	Includes amortization of deferred financing fees.

(2)
The three months and nine months ended June 30, 2017 include the following: HGGC, LLC merger-related costs of $2,556 and $2,766, respectively; costs related to the write up of Zhou Nutrition inventory to fair value (included in cost of goods sold) of $1,686 and $1,686, respectively; and severance costs (included in in selling, general and administrative) of $366 and $557, respectively.

Non-GAAP Financial Measures
Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and goodwill and intangible asset impairments. We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers, investors and management regarding operating performance and debt covenant compliance. Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation. Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.